Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

January 12, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Thompson Designs, Inc.

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Under Section 13 of 15(d) of the Securities Exchange Act of 1934, filed by Thompson Designs, Inc. of our report dated January 11, 2012, relating to the financial statements of Thompson Designs, Inc., a Nevada Corporation, as of and for the periods ending September 30, 2011 and 2010 and for the period from August 30, 2010 (date of inception) to September 30, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC